MuniYield California Fund, Inc.

File No. 811-6499

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

During the fiscal year the following Directors and/or Officers of the Registrant or Adviser to the Registrant were subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant, and failed to file Form 3 on a timely basis:

A Form 3 should have been filed on behalf of Ms. Roberta Cooper Ramo, Director to the Registrant, by December 25, 2000; however a late filing was made on June 5, 2001.